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                                                                    EXHIBIT 4.12

                      GUARANTEE OF WASHINGTON MUTUAL, INC.

     THIS GUARANTEE, dated as of October 1, 2005, is executed by Washington Mutual, Inc., a Washington corporation (the "GUARANTOR"), in favor of the beneficiaries set forth herein (this "GUARANTEE").

     WHEREAS, the Guarantor, New American Capital, Inc. ("NEW AMERICAN") which is a direct, wholly owned subsidiary of the Guarantor, and Providian Financial Corporation ("PROVIDIAN") have entered into an Agreement and Plan of Merger, dated as of June 5, 2005, as amended and supplemented, that provides for the merger (the "MERGER") of Providian with and into New American;

     WHEREAS, the Merger will become effective as set forth in the certificate of merger which shall be filed with the Secretary of State of Delaware on or before the Closing Date, as defined in the Agreement and Plan of Merger (the time and date when the Merger becomes effective is referred to herein as the "EFFECTIVE TIME");

     WHEREAS, at the Effective Time, the separate corporate existence of Providian will cease and New American will continue as the surviving corporation following the Merger;

     WHEREAS, in connection with the Merger, New American will, pursuant to the Supplemental Indenture dated as of October 1, 2005 by and among New American, Providian and The Bank of New York, as trustee named therein (the "INDENTURE TRUSTEE"), assume the obligations of Providian under that certain Junior Subordinated Indenture dated as of February 4, 1997 (as amended, the "INDENTURE"), and under the Securities (as defined in the Indenture), with such assumption of obligations to be effective as of the Effective Time;

     WHEREAS, in connection with the Merger, New American will, pursuant to the Amendment to Guarantee Agreement dated as of October 1, 2005 by and among New American, Providian and The Bank of New York, as the guarantee trustee named therein (the "GUARANTEE TRUSTEE"), assume the obligations of Providian under that certain Guarantee Agreement dated as of February 4, 1997 (as amended, the "GUARANTEE AGREEMENT"), with such assumption of obligations to be effective as of the Effective Time;

     WHEREAS, in connection with the Merger, New American will, pursuant to the Amendment to Amended and Restated Trust Agreement dated as of October 1, 2005 by and among New American, Providian and The Bank of New York, as the property trustee named therein (the "PROPERTY TRUSTEE") and The Bank of New York (Delaware), as the Delaware trustee named therein (the "DELAWARE TRUSTEE" and together with the Property Trustee, the "TRUST TRUSTEES"), assume the obligations of Providian under that certain Amended and Restated Trust Agreement dated as of February 4, 1997 (as amended, the "TRUST AGREEMENT"), with such assumption of obligations to be effective as of the Effective Time;

     WHEREAS, each of the Indenture Trustee, the Guarantee Trustee, the Property Trustee and the Delaware Trustee are individually referred to herein as a "TRUSTEE" and collectively as the "TRUSTEES";

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     WHEREAS, New American will, by operation of law upon the Merger, succeed to the obligations of Providian under that certain Agreement as to Expenses and Liabilities dated as of February 4, 1997 by and among Providian and Providian Capital Trust I, a Delaware statutory business trust (as amended, the "EXPENSE AGREEMENT");

     WHEREAS, Guarantor now wishes to guarantee the payment of the obligations and liabilities of New American under the Indenture, the Securities issued thereunder, the Guarantee Agreement, the Trust Agreement and the Expense Agreement (collectively, the "COVERED AGREEMENTS") and to execute and deliver this Guarantee; and

     WHEREAS, Guarantor will benefit, directly or indirectly, from the provision of this Guarantee.

     NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Guarantor agrees as follows:

     Section 1. Guarantees.

          (a) Indenture Guarantee. Subject to Section 2(c), Guarantor hereby irrevocably and unconditionally guarantees to each Holder of a Security authenticated and delivered by the Indenture Trustee pursuant to the Indenture, as amended or supplemented, and to the Indenture Trustee and its successors and assigns, that: (i) the principal of, premium, if any, and interest on the Securities promptly will be paid in full when due, whether at the Maturity, by acceleration, call for redemption or otherwise, and interest on the overdue principal, premium, if any, and interest, if any, of the Securities, if lawful, and all other obligations of New American to the Holders and the Indenture Trustee under the Indenture and the Securities, will be promptly paid in full or performed, all in accordance with the applicable terms thereof, and (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

          (b) Guarantee Agreement Guarantee. Subject to Section 2(c), Guarantor hereby irrevocably and unconditionally guarantees to the Holders of the Capital Securities and to the Guarantee Trustee and its successors and assigns, the payment and performance of all obligations of New American under the Guarantee Agreement, in accordance with the terms thereof.

          (c) Trust Agreement Guarantee. Subject to Section 2(c), Guarantor hereby irrevocably and unconditionally guarantees to the Trust Trustees and each of their successors and assigns, and to all other beneficiaries of New American's obligations under the Trust Agreement, the payment and performance of all obligations of New American under the Trust Agreement, in accordance with the terms thereof.

          (d) Expense Agreement Guarantee. Subject to Section 2(c), Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiaries the payment and performance of all obligations of New American under the Expense Agreement, in accordance with the terms thereof.


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          (e) The guaranteed obligations set forth in paragraphs (a) through (d)
of this Section 1 are referred to collectively herein as the "GUARANTEED OBLIGATIONS."

          (f) Each capitalized term used in paragraphs (a) through (d) of this
Section 1 and not otherwise defined in this Guarantee has the meaning assigned to it in the applicable Covered Agreement.

     Section 2. Additional Provisions.

          (a) Failing payment when due by New American of any Guaranteed Obligation for whatever reason, Guarantor shall be obligated to pay the same immediately. Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of Indenture, the Securities, the Guarantee Agreement, the Trust Agreement or the Expense Agreement, as applicable, the absence of any action to enforce the same, any waiver or consent by any beneficiary of a Guaranteed Obligation with respect to any provisions hereof or of the applicable Covered Agreement, the recovery of any judgment against New American, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of New American, any right to require a proceeding first against New American, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Covered Agreements.

          (b) If any beneficiary of a Guaranteed Obligation or a Trustee is required by any court or otherwise to return to New American or any custodian, Trustee, liquidator or other similar official acting in relation to New American, any amount paid by New American to such Trustee or such beneficiary, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

          (c) It is the intention of Guarantor that the obligations of Guarantor hereunder shall be, but not in excess of, the maximum amount permitted by applicable law. Accordingly, if the obligations in respect of this Guarantee would be annulled, avoided or subordinated to the creditors of Guarantor by a court of competent jurisdiction in a proceeding actually pending before such court as a result of a determination both that this Guarantee was made without fair consideration and, immediately after giving effect thereto, Guarantor was insolvent or unable to pay its debts as they mature or left with an unreasonably small capital, then the obligations of Guarantor under this Guarantee shall be reduced by such court if such reduction would result in the avoidance of such annulment, avoidance or subordination; provided, however, that any reduction pursuant to this paragraph shall be made in the smallest amount as is strictly necessary to reach such result. For purposes of this paragraph, "fair consideration," "insolvency," "unable to pay its debts as they mature," "unreasonably small capital" and the effective times of reductions, if any, required by this paragraph shall be determined in accordance with applicable law.

          (d) Guarantor shall be subrogated to all rights of the beneficiaries of this Guarantee against New American in respect of any amounts paid by Guarantor pursuant to the


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provisions of this Guarantee or the applicable Covered Agreement; provided, however, that Guarantor shall not be entitled to enforce or exercise any right that it may acquire by way of subrogation as a result of payment under this Guarantee, if at the time of any such payment, any amounts are due and unpaid under this Guarantee.

          (e) The obligation of Guarantor to make any payment hereunder may be satisfied by causing New American to make such payment.

     Section 3. Ranking.

          (a) The Guaranteed Obligations of Guarantor with respect to the Indenture will be junior and subordinated to the Guarantor Senior Debt on the same basis as the Securities are junior and subordinated to Senior Indebtedness (as defined in the Indenture). For the purposes of the foregoing sentence, the Indenture Trustee and the Holders (as such terms are defined in the Indenture) will have the right to receive and/or retain payments by Guarantor only at such times as they may receive and/or retain payments in respect of the Securities pursuant to the Indenture, including Article XIII thereof. The Guaranteed Obligations of the Guarantor with respect to the Indenture do not constitute Guarantor Senior Debt of the Guarantor.

          (b) The Guaranteed Obligations of Guarantor with respect to the Guarantee Agreement will be junior and subordinated to the Guarantor Senior Debt on the same basis as the Securities are junior and subordinated to Senior Indebtedness (as defined in the Indenture). For the purposes of the foregoing sentence, the Holders (as such term is defined in the Guarantee Agreement) will have the right to receive and/or retain payments by Guarantor only at such times as they may receive and/or retain payments from New American pursuant to the Guarantee Agreement, including Section 6.1 thereof. The Guaranteed Obligations of the Guarantor with respect to the Guarantee Agreement do not constitute Guarantor Senior Debt of the Guarantor.

     Section 4. Release of Guarantor. Guarantor shall be released from all of its obligations under this Guarantee if:

          (a) New American or Guarantor has transferred all or substantially all of either of their properties and assets to any Person (whether by sale, merger or consolidation or otherwise), or has merged into or consolidated with another Person, pursuant to a transaction in compliance with the Covered Agreements and:

               (1) the corporation to whom all or substantially all of the properties and assets of New American or Guarantor are transferred, or with whom New American or Guarantor has merged or consolidated, has expressly assumed in writing all the obligations of the Guarantor under this Guarantee; and

               (2) immediately before and immediately after giving effect to such transaction, no event of default under any of the Covered Agreements, and no event or condition which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

          (b) Guarantor liquidates (other than pursuant to any bankruptcy law), provided that if a Person and its Affiliates, if any, shall acquire all or substantially all of the


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assets of Guarantor upon such liquidation, Guarantor shall liquidate only if (i)
the Person and each such Affiliate (or the common corporate parent of such Person and its Affiliates, if such Person and its Affiliates are wholly owned by such parent) which acquire or will acquire all or a portion of the assets of Guarantor shall expressly assume in writing all the obligations of Guarantor under this Guarantee and (ii) such Person or any of such Affiliates (or such parent) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and immediately after giving effect to such transaction, no event of default under any of the Covered Agreements, and no event or condition which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; or

          (c) New American ceases for any reason to be a "wholly owned subsidiary" of Guarantor (as such term is defined in Rule 1-02(aa) of the Regulation S-X promulgated by the SEC).

     Upon any assumption of this Guarantee by any Person pursuant to this
Section 4, such Person may exercise every right and power of Guarantor under this Guarantee with the same effect as if such successor corporation had been named as Guarantor herein, and all the obligations of Guarantor hereunder shall terminate.

     Section 5. Additional Definitions.

          (a) "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          (b) "GUARANTOR DEBT" means with respect to Guarantor, whether recourse is to all or a portion of the assets of Guarantor and whether or not contingent,
(i) every obligation of Guarantor for money borrowed; (ii) every obligation of Guarantor evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of Guarantor with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of Guarantor; (iv) every obligation of Guarantor issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of Guarantor; (vi) all indebtedness of Guarantor whether incurred on or prior to the date of this Guarantee or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, Guarantor has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

          (c) "GUARANTOR SENIOR DEBT" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy


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or for reorganization relating to Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Guarantor Debt, whether incurred on or prior to the date of this Guarantee or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to this Guarantee; provided, however, that Guarantor Senior Debt shall not be deemed to include (i) any Guarantor Debt which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Guarantor, (ii) any Guarantor Debt to any of Guarantor's subsidiaries, (iii) Guarantor Debt to any employee of Guarantor and (iv) any other guarantees issued by Guarantor in connection with securities issued under the Indenture.

          (d) "PERSON" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

     Section 6. Miscellaneous.

          (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PROVISIONS.

          (b) Interpretation. Except as otherwise set forth herein, capitalized terms used herein without definition herein have the meanings ascribed thereto in the applicable Covered Agreement.

          (c) Headings. The Section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.

                            [Signature Page Follows]


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     IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date and year first above written.

                                 GUARANTOR:

                                 WASHINGTON MUTUAL, INC.


                                 By: /s/ Kerry K. Killinger
                                     -------------------------------------------
                                     Name: Kerry K. Killinger
                                     Title: Chairman and Chief Executive Officer


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